Exhibit 99.11

Name	Trade Date	Buy/Sell	No. of Shares / Quantity	Unit Cost			Strike Price	Trade Amount	Security	Expiration Date
Pershing Square, L.P.	November 29, 2022	Buy	116,473	$70.00	*		N/A	$8,153,110	Common Stock	N/A
Pershing Square International, Ltd.	November 29, 2022	Buy	35,394	$70.00	*		N/A	$2,477,580	Common Stock	N/A
Pershing Square Holdings, Ltd.	November 29, 2022	Buy	1,407,338	$70.00	*		N/A	$98,513,660	Common Stock	N/A
Pershing Square Holdings, Ltd.	November 29, 2022	Buy	1,000	$69.89			N/A	$69,893	Common Stock	N/A
Pershing Square Holdings, Ltd.	December 5, 2022	Buy	568,681	$75.61	*	*	N/A	$43,000,000	Common Stock	N/A
Pershing Square Holdings, Ltd.	December 6, 2022	Buy	47,033	$72.82			N/A	$3,424,943	Common Stock	N/A
Pershing Square Holdings, Ltd.	December 7, 2022	Buy	41,446	$73.15			N/A	$3,031,601	Common Stock	N/A

*	Represents purchases pursuant to a tender offer that expired at 12:00 Midnight, New York City time, at the end of November 28, 2022 for the accounts of the Pershing Square Funds.
**

Represents a privately negotiated block purchase. Consideration includes the trade amount in addition to a fee waiver from Pershing Square in favor of the block seller (and certain affiliates) for investments in PS and PS International. As of the date of this filing, the block seller’s approximate investment in PS and PS International was less than $11,000,000,00.